As filed with the Securities and Exchange Commission on December 14, 2001
                              Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------


                          BIOMASSE INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)

Florida                                          65-0909206
-------                                          ----------
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)                Identification No.)

                        4720, Boulevard Royal, Suite 103
                  Trois-Rivieres-Ouest, Quebec, Canada G9A 4N1
          (Address of principal executive offices, including zip code)
                       ----------------------------------
                            Consulting Agreement with
                                   David Amsel
                            (Full Title of the Plan)
                       ----------------------------------
                        4720, Boulevard Royal, Suite 103
                  Trois-Rivieres-Ouest, Quebec, Canada G9A 4N1
                                 (819) 374-0093
            (Name, Address and telephone number of Agent for Service)
                       ----------------------------------
                                    Copy to:
                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017

   --------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE


                                                             Proposed Maximum          Proposed Maximum
Title of Securities to be             Amount to be           offering Price per        Aggregate Price     Amount of Registration
Registered                            Registered             Share(1)                  (1)                 Fee
--------------------------            ----------             --------                  ---                 ---
Common Stock, $0.001 par value        325,000                $ 0.86                    $279,500            $69.88
  ----------------------------------------------------------------------------
         (1) Estimated  solely for the purpose of calculating  the  registration fee.  Proposed  maximum price is estimated  based upon the closing sale price of the Company's Common Stock within the last five days.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation Of Certain Documents By Reference

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (a) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2001 and June 30, 2001.

         (b) The description of the Common Stock is herein incorporated by reference to the Company's Registration Statement on Form SB-2, initially filed on October 24, 2000.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         The validity of the original issuance of the securities offered hereby will be passed upon for the Company by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Delaware law.

         The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such persons.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         The  following   exhibits  are  filed  as  part  of  this  Registration
Statement:

         4.1      Consulting Agreement with David Amsel.

         5.       Opinion of Counsel.

         24.1     Consent of Counsel (included in Exhibit No. 5).

         24.2     Consent of Mark Cohen, CPA.

Item 9.  Undertakings

         The undersigned small business issuer hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trois-Rivieres-Ouest and Province of Quebec on the 14th day of December 2001.

                                                 BIOMASSE INTERNATIONAL, INC.


                                              By:/s/Benoit Dufresne
                                                  Benoit Dufresne
                                                  President

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated:

         Name                    Title                    Date


/s/Benoit Dufresne
____________________________
Benoit Dufresne                  President and Director   December 14, 2001


/s/Jean Gagnon
____________________________
Jean Gagnon                      VP/Finance and Director  December 14, 2001


Pierre H. Vincent
____________________________
Pierre H. Vincent                Director                 December 14, 2001



____________________________
Maurice Robert                   Director                 December ___, 2001

THIS AGREEMENT ("Agreement") is made on this 05th day of December, 2001

BETWEEN: BIOMASSE INTERNATIONAL, Inc. a company duly constituted under the laws of the State of Florida, and having its head office at 721 S.E. 17th St. Ft. Lauderdale, FL, (hereinafter referred to as "BIMS")

AND: DAVID AMSEL, businessman, having an office at 454 Ballantyne N., Montreal W., Quebec, (hereinafter referred to as the "Consultant")

WHEREAS, BIMS is a public company in the environmental and pollution control industry, and is seeking to expand its product offerings and market, by, among other strategies, acquiring and/or merging with companies in similar businesses;

AND,

WHEREAS, the Consultant is an experienced businessman and has experience in mergers and acquisitions and has developed contacts throughout North America, and BIMS is desirous to avail itself of the Consultant's experience,

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1: DEFINITIONS

In this Agreement, unless the context otherwise requires:

1.1 Agreement - means this agreement dated as of the date hereof, as well as any rider, amendment, modification or intervention which might be made or added thereto in writing, with mutual consent of the parties; the Agreement is also sometimes designated by the expressions "hereof", "herein" and "hereunder";

1.2       M-A - means merger and/acquisition.

ARTICLE 2: RESPONSIBILITIES OF BIMS

2.1. BIMS shall provide within 30 days of the signing of this Agreement the parameters and guidelines for any potential M-A candidate.

ARTICLE 3: RESPONSIBILITIES OF THE CONSULTANT

3.1 Based on the guidelines furnished by BIMS, the Consultant shall present to BIMS introductions to at least one potential M-A candidate each month.

3.2 Should the M-A candidate be acceptable to BIMS, the Consultant shall then undertake to negotiate on behalf of BIMS the merger agreement, providing advise and recommendations with respect to the merger, preparing and supervising all filings, and interfacing with all persons required to effect the merger.

ARTICLE 4: TERM and TERMINATION OF THE AGREEMENT

4.1 The term of this Agreement shall be for one (1) year from the signing date of the Agreement.

4.2 In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations under this Agreement, and within thirty (30) days after written notice is given to the defaulting party specifying the default, and (i) such default is not substantially cured, or (ii) the defaulting party does not obtain the approval of the other party to a plan to remedy the default, then the party not in default may terminate this Agreement by giving written notice to the defaulting party.

4.3 If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes a general assignment for the benefit of all or substantially all of it creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party, within the conditions of applicable law, may immediately terminate this Agreement by giving written notice.

4.4 Should this Agreement be terminated through the fault or the actions of the Consultant prior to the termination date, the Consultant shall return to BIMS the fees (in common shares) paid under this agreement less an amount pro-rated monthly or any portion of a month.

ARTICLE 5: CONFIDENTIALITY

5.1 During the term of this Agreement, and for a period of two (2) years after the expiration of the term of this Agreement, proprietary or confidential information ("Information") of any kind pertaining to both parties' businesses, and all written material marked by ether party as "Confidential" or "Proprietary" shall be treated by the other party as secret and confidential and accorded the same protection as the parties give to their own Information of a similar nature. Verbally disclosed information which is to be treated as confidential or proprietary by a party shall be confirmed as such in writing by the party within thirty (30) days of such disclosure.

5.2 Notwithstanding the foregoing, confidential Information does not include information that:

          o has been published or is otherwise readily available to the public other than by breach of this Agreement;
          o has been rightfully received by the receiving party from a third party without breach of any confidentiality obligations;
          o    has  been  independently   developed  by  the  receiving  party's
               personnel without access to, or use of, the other party's Confidential Information;

          o was known to the receiving party prior to its first receipt from the other party and which the receiving party has documented prior to the date hereof; or
          o is required to be disclosed by law whether under an order of a court or government, tribunal or other legal process. In such cases, the receiving party must immediately notify the other party of the disclosure requirement, in order to allow the other party a reasonable opportunity to obtain a court order to protect its rights, or otherwise to protect the confidential nature of the Confidential Information.

ARTICLE 6: FEES and CHARGES

6.1 The parties agree that the activities undertaken to be provided to BIMS shall be valued at Two Hundred Thousand ($240,000), (hereinafter "Fees or Charges") and is to be paid by the issuance of three hundred and twenty-five thousand (325,000) common shares (the "Shares") of BIMS to the Consultant.

6.2 Issuance and delivery of the Shares shall be within 30 days of the signing date of this Agreement, and BIMS shall deliver to the
          Consultant:

               (i) the certificate or certificates evidencing the Shares to be issued to the Consultant and the respective dates registered in the name of the Consultant; and

               (ii) evidence that the Shares have been registered on Form S-8 to be filed with the U.S. Securities and Exchange Commission, upon issuance of the Shares to the Consultant, registering for resale thereof.

6.3 All charges and amounts in this agreement are stated in legal currency of the United States of America.

6.4 The above fees shall not prevent nor preclude the Consultant from earning fees from other parties involved in any merger, or other business associations, introduced to BIMS by the Consultant.

ARTICLE 7: TAXES

7.1 BIMS shall assume responsibility for, and hold the Consultant harmless from all taxes, duties, or similar liabilities arising under this Agreement, under any present or future tax laws, except for the personal income tax of the Consultant.

ARTICLE 8: LIABILITY, INDEMNITY, WARRANTIES, AND INSURANCE

8.1 BIMS shall indemnify the Consultant and hold him harmless against and in respect to any and all claims, damages, losses, costs, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties, reasonable attorneys' fees and costs and all amounts paid in settlement of any claim, action or suit that may be asserted against BIMS or the Consultant or that BIMS or the Consultant shall incur or suffer, that arise out of, result from or relate to: (a) the non-fulfillment of any agreement, covenant or obligation of BIMS in connection with this Agreement; (b) any breach of any representation or warranty made by BIMS hereunder; (c) any claim of any nature whatsoever brought by any third person or entity who may suffer damages of any sort as a direct or indirect result of BIMS's activities pursuant to the Agreement relating to or in connection with, or any claims of infringement that arise out of, result from or related to any services provided by the Consultant.

8.2 The Consultant warrants that he will perform his obligations under this Agreement in a professional and workmanlike manner. In the event the Consultant is liable to BIMS on account of the Consultant's performance or nonperformance of his obligations under this Agreement, whether arising by negligence or otherwise, (i) the amount of damages recoverable against the Consultant for all events, act or omissions will not exceed in the aggregate the Charges paid by BIMS for the last twelve (12) months and (ii) in no event will the Consultant be responsible for any indirect, consequential, incidental or punitive damages of any party, including third parties, or for lost profits. In connection with the conduct of any litigation with third parties relating to any liability of the Consultant to BIMS or to such third parties, the Consultant will have all rights to accept or reject settlement offers and to participate in such litigation. BIMS and the Consultant expressly acknowledge that the limitations contained in this Section have been the subject of active and complete negotiation between the parties and represent the parties' agreement.

ARTICLE 9: EXCUSABLE DELAY

9.1 If either party is unable to perform any of its obligations hereunder due to Force Majeure, the failure to perform by such party shall not constitute a basis for termination or default under this Agreement provided that notice thereof is given to the other party within seven
          (7) days after the party becomes aware of such event. BIMS shall not be required to make any payment to the Consultant pursuant to Article 4 during the period of the Consultant's inability, as a result of an event of Force Majeure, to provide his services.

9.2 For the purposes of this Agreement, Force Majeure shall be understood to be any cause beyond the reasonable control of the non-performing party and without its fault or negligence and includes, without limiting the generality of the foregoing, acts of God or of a public enemy, acts of any Government or any State or Territory, or any agency thereof, in its sovereign capacity, fires, floods, epidemic, quarantine restrictions, unusually severe weather conditions, extraordinary vehicle traffic conditions, or mechanical malfunctions

ARTICLE 10: NOTICES

          Any notice or communication under this Agreement shall be in writing and shall be hand delivered, given by fax or sent by registered mail return receipt requested, postage prepaid, to the other party's designated representative, receiving such communication at the address specified herein, or such other address or person as either party may in the future specify to the other party. Such notice shall be deemed to be received upon delivery or, by fax, on the next business day following transmission provided electronic evidence of transmission is produced at point of origin or, if mailed, on the fourth business day following the date of mailing.

          If to The Consultant:

          David Amsel
          454 Ballantyne N.
          Montreal W, Quebec H4X 2C9

          If to BIMS:

          Biomasse International, Inc.
          721 S.E. 17th St.
          Ft. Lauderdale, FL.
          Attention: General Counsel

ARTICLE 11: MISCELLANEOUS

11.1 Neither party may assign or transfer all or any part of its rights under this Agreement, without the prior written consent of the other, except when assigning all of their rights and obligations to any legal entity controlling, controlled by, or under common control with it, but with thirty (30) days' prior notice to the other party.

11.2 The Consultant can assign this Agreement or any obligations hereunder to a third party. If any obligations of the Consultant are assigned to a subcontractor, the Consultant will remain responsible for such obligations under this Agreement.

11.3 This Agreement is not intended to create, nor shall it be construed to be, a joint venture, association, partnership, franchise, or other form of business relationship. Neither party shall have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of the other party, except as expressly provided herein.

11.4 If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, such provision shall be treated as severed, leaving the remaining provisions unimpaired, provided that such does not materially prejudice either party in their respective rights and obligations contained in the valid terms, covenants, or conditions.

11.5      There are no intended third party beneficiaries to this Agreement.

11.6 The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any default under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

11.7 This Agreement may not be modified, supplemented, or amended or default hereunder waived except upon the execution and delivery of a written agreement signed by the authorized representative of each party.

11.8 Both parties represent and warrant that each has the full authority to perform its obligations under this Agreement and that the person executing this Agreement has the authority to bind it.

11.9 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the applicable federal laws of Canada therein, and the parties irrevocably submit to the jurisdiction of the courts of the Province of Quebec, city of Montreal.

11.10 The Parties have requested that this Agreement and all documents and communications pursuant to or in connection with this Agreement be drawn up in the English language. Les Parties ont requis que cette Convention ainsi que tous documents ou communications en vertu de cette Convention ou s'y rapportant, soient rediges en langue anglaise.

11.11 This Agreement constitutes the final and full terms of understanding between the parties and supersedes all previous agreements, understandings, negotiations, and promises, whether written or oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year set forth below.

BIOMASSE INTERNATIONAL, INC.           The Consultant

----------------------------           -----------------------------------------
Signature                              Signature

----------------------------           -----------------------------------------
Printed Name & Title                   Printed Name

----------------------------           -----------------------------------------
Date                                   Date

                               December 14, 2001


Board of Directors
Biomasse International, Inc.
4720, Boulevard Royal,
Suite 103
Trois-Rivieres-Ouest, Quebec,
Canada G9A 4N1

Gentlemen:

         As counsel for your Company, we have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceeding and such questions of law as we have deemed relevant for the purpose of this opinion.

         We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, covering the registration under the Securities Act of 1933, as amended, of 325,000 shares of the Company's Common Stock which are to be issued to a consultant of the Company (the "Consulting Stock").

         On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct its business.

         2. The Company has an authorized capitalization of 60,000,000 Shares of Common Stock, divided into Class A (5,000,000 shares) and Class B (55,000,000 shares).

         3. The Consulting Stock have been duly and validly authorized and when issued will represent fully paid and non-assessable shares of the Company's Common Stock.

         We hereby consent to the use of our name in the Registration Statement under the caption "Legal Opinions" and we also consent to the filing of this opinion as an exhibit thereto.

                                           Very truly yours,

                                           /s/Heller, Horowitz & Feit, P.C.

                                           HELLER, HOROWITZ & FEIT, P.C.
HH&F/jr

                                                                  Exhibit 24.2

                         CONSENT OF INDEPENDENT AUDITORS

         I consent to the use in this Registration Statement on Form S-8 of Biomasse International, Inc., of my report dated December 26, 2000, appearing in the Prospectus which is part of the Registration Statement on Form SB-2 initially filed on October 24, 2000 which is incorporated by reference.



                                              By:  /s/ Mark Cohen
                                                   _____________________________
                                                   Mark Cohen C.P.A.

Hollywood, Florida
12/13/01